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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549










                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 22, 1999




                                 MARITRANS INC.
               (Exact name of company as specified in its charter)


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

                      Delaware                               1-9063                           51-0343903
           (State or Other Jurisdiction of          (Commission File Number)               (I.R.S. Employer
           Incorporation or Organization)                                                Identification No.)

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     1818 Market Street, Suite 3540
       Philadelphia, Pennsylvania                              19103
(Address of principal executive offices)                    (Zip Code)



                                 (215) 864-1200
          (Telephone number, including area code, of agent for service)



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Item 2.       Acquisition or Disposition of Assets

              On December 22, 1999, Maritrans Inc. completed the sale of ten barges, ranging in size from 55,000 to 155,000 barrels of capacity, and eight tugboats to K-Sea Transportation LLC. The total proceeds from the transaction were $34 million comprised of $29 million of cash and $5 million in the form of a note. The selling price of the vessels was based on the fair market value of those vessels at the time of the sale.

              This transaction and the transaction discussed in Item 5. below represent approximately 15% of the Company's net fixed asset value as of September 30, 1999, 25% of the Company's cargo-carrying capacity and 22% of the Company's total revenue for the nine months ended September 30, 1999.

Item 5.       Other Events

              The Company also disposed of assets on December 8, 1999, which did not exceed 10% of the total assets of the Company. The sale consisted of five barges, ranging in size from 32,000 to 53,000 barrels of capacity, and three tugboats to Vane Line Bunkering Inc. The total proceeds from the transaction were $14 million, based on the fair market value of those vessels, and were comprised of $10 million of cash and $4 million in the form of a note. As a non-material transaction, the disposition on December 8, 1999 is voluntarily reported as additional information.


Item 7.       Financial Statements and Exhibits

              (c)      Exhibits

                    10   -   Agreement of Sale dated October 11, 1999 between
                             Maritrans Operating Partners L.P. and K-Sea
                             Transportation LLC*

                    99   -   Press release dated December 22, 1999*


* Filed herewith





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        MARITRANS INC.


Date:   January 5, 2000                 By:  /s/ H. William Brown
                                             ---------------------------------
                                                   H. William Brown
                                                Chief Financial Officer